Exhibit 10.18

NESS TECHNOLOGIES INC.
Ness Tower, Atidim, Bldg. 4, POB 58152
Tel-Aviv, 61581 Israel
Tel: +972-3-766-6800
Fax: +972-3-766-6809

April 1, 2007

Re - Retention Bonus

Mr. Shachar Efal

Dear Sir,

1.	We are pleased to confirm that the Company will pay you a special retention bonus in the sum of $90,000 (gross in NIS). The grant will be paid within 30 days from execution of this letter by you.

2.
The grant is in consideration for your commitment to stay with the Company until March 31, 2009 ("End of Commitment Term"). If you resign from the company before the End of Commitment Term, you will be entitled to a pro rata portion of the grant according to a linear formula per the time passed as of today. If you are terminated by the Company before the End of Commitment Term in circumstances entitling you to severance payment under Israeli law, or if you resign in such circumstances, you will be entitled to the full grant.

3.
If you are not entitled to a portion of the grant you will have to return said portion upon the end of your employment and, without derogating from the Company's' rights, the Company may offset said portion from any payment you may be entitled to upon termination of employment.

Sincerely,
Ness AT Ltd.

/s/ Shachar Efal

/s/ Kobi Saar

Confirmation

I hereby commit not to resign from the Company before December 31, 2009 and I accept the grant on the terms described above. I further confirm that the Company does not owe me any bonuses for my employment prior the date of this letter.

/s/ Shachar Efal